Exhibit No. 16.1
Mansfield-Martin Exploration Mining, Inc.
File No. 000-54770
Form 8 -K
Report date: April 12, 2017

Letterhead of L&L CPA’s PA

April 13, 2017

U. S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Gentlemen:

On April 12, 2017, this Firm received the final draft copy of a Current Report on Form 8-K to be filed by Mansfield-Martin Exploration Mining, Inc. (SEC File #000-54770, CIK #0001516559) (Company) reporting an Item 4.01 - Changes in Registrant’s Certifying Accountant.

We have no disagreements with the statements made in the draft Form 8-K,  Item 4.01 disclosures which we read.

Yours truly,

/s/ L&L CPA’s PA

L&L CPA’s PA
Cornelius, NC